Exhibit 99.(a)(47)

M E D I A R E L E A S E

Gold Fields believes that Harmony’s mineral reserves are 33.7 million ounces if SAMREC guidelines are correctly applied

Johannesburg 11 May 2004: Shareholders of Gold Fields Limited (GFI: JSE and NYSE) (Gold Fields) are advised that in Gold Fields’ view, Harmony has 33.7 million ounces of SAMREC compliant mineral reserves and not 62.26 million ounces as stated in the Harmony Gold Mining Company (Harmony) offer document sent to Gold Fields shareholders on 20 October 2004, or 55.65 million ounces as stated in Harmony’s press release issued on 10 May 2005.

Ian Cockerill, Chief Executive Officer of Gold Fields said, “We note that, given Harmony’s repeated promises to deliver its CPR, and the fact that it has taken seven months for such a vital document to be produced, it has finally been made available to our shareholders barely two weeks before the close of Harmony’s offer. In Harmony’s all-paper bid, the true quantity of economically mineable mineral reserves is the single most important measure required to value Harmony’s offer. From the outset of this hostile bid, we have maintained that Harmony’s shares were overvalued on the premise of its ever-changing mineral reserve declarations.”

The key to understanding Gold Fields’ concerns about Harmony’s reserve declarations is the SAMREC Code. Gold Fields, as a member of the South African mining industry abides by the definitions of the SAMREC Code. On pg. 17 of the SAMREC Code, Reporting of Mineral Reserves (paragraph 5.5.1) it is stated that “A ‘mineral reserve’ is the economically mineable material derived from a measured and or indicated mineral resource. The term ‘economic’ implies that extraction of the mineral reserve has been demonstrated to be viable and justifiable under reasonable financial assumptions”

In an unusual departure from convention, Steffen, Robertson and Kirsten (South Africa) (SRK) presents three broad Options in the CPR (refer to table below), each with five sub-options, from which shareholders are required to derive a mineral reserve number for Harmony. Significantly and in all Options, the numbers presented are lower than the 62.26 million ounces stated in Harmony’s offer document refered to above.

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fax +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fax +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fax +1 303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer),K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian,   †British,   ‡American,    #Ghanaian.
Corporate Secretary: C Farrel

Option A	52.2 million ounces	Includes Evander Rolspruit and Poplar projects, as well as other entities with a negative NPV
Option B	42.3 million ounces	Excludes Evander Rolspruit and Poplar projects but includes other entities with a negative NPV
Option C	33.7 million ounces	Includes only ounces that can be economically mined at a gold price of R 92,000/kg

Option A

All of the sub-options presented under Option A include the Life of Mine (LOM) Plans of Harmony’s assets, irrespective of economic viability at R92, 000/kg, the price at which Harmony’s CPR calculates its mineral reserves. For this reason none of the sub-options presented under Option A qualifies as a reserve as per the SAMREC definition.

Option B

All of the sub-options presented under Option B are exactly the same as for Option A, with the exception that the Evander projects that are not economically viable are excluded. These are Rolspruit and Poplar, which require a gold price of R179, 792/kg and R98, 426/kg respectively (at an indicative 15% nominal discount rate) to be economically viable. However, despite the exclusion of the projects, Option B still includes 8.6 million ounces at other entities which are not economically viable at a gold price of R92, 000/kg.

As both Option A (52.2 million ounces) and Option B (42.3 million ounces) include negative NPV entities and projects that are uneconomic, Gold Fields contends that they do not conform to the definitions of Mineral Reserves as described in the SAMREC Code or Section 12 of the JSE Securities Exchange Listing requirements, which defines a Mineral Reserve as the economic mineable material derived from a measured or indicated resource.

Option C

Scenarios 4 and 5 under Option C exclude all projects as well as other reserve ounces, which are not economically viable at R92, 000/kg. Therefore, Gold Fields believes that of the fifteen sub-options presented in Harmony’s CPR, only two are approaching compliance with SAMREC definitions for a mineral reserve, as the Options correctly comprise only those ounces that are economically viable and justifiable under reasonable economic circumstances.

Gold Fields continues to emphasise to its shareholders that it believes that only those 33.7 million reserve ounces encompassed in Option C should be considered when attempting to make an informed decision on the merits of Harmony’s hostile bid. In comparison and as published in its 2004 Annual Report, Gold Fields has 75.6 million attributable ounces of independently audited mineral reserves that are economically viable at a gold price of R90, 000/kg. Shareholders are advised to continue to reject the Harmony offer.

-ends-

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.

This document contains “forward-looking statements” with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. Statements in this document that are not historical facts are “forward-looking statements”.

These forward-looking statements, including, among others, those relating to the future business prospects, revenues and income of Gold Fields, wherever they may occur in this presentation, are necessarily estimates reflecting the best judgment of the senior management of Gold Fields and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. As a consequence, these forward-looking statements should be considered in light of various important factors, including those set forth materials filed with or furnished to the SEC from time to time, including Gold Fields’ most recent Annual Report on Form 20-F.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation: overall economic and business conditions in South Africa, Ghana, Australia and elsewhere; the ability to achieve anticipated efficiencies and other cost savings in connection with past and future acquisitions; the success of exploration and development activities; decreases in the market price of gold; the occurrence of hazards associated with underground and surface gold mining; the occurrence of labor disruptions; availability, terms and deployment of capital; changes in relevant government regulations, particularly environmental regulations and potential new legislation affecting mining and mineral rights; fluctuations in exchange rates, currency devaluations and other macroeconomic monetary policies; and political instability in South Africa, Ghana and regionally.

Gold Fields undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Information included in this document relating to Harmony and its business has been derived solely from publicly available sources. While Gold Fields has included information in this document regarding Harmony that is known to Gold Fields based on publicly available information, Gold Fields has not had access to non-public information regarding Harmony and could not use such information for the purpose of preparing this document. Although Gold Fields is not aware of anything that would indicate that statements relating to Harmony contained in this document are inaccurate or incomplete, Gold Fields is not in a position to verify information concerning Harmony. Gold Fields and its directors and officers are not aware of any errors in such information. Subject to the foregoing and to the maximum extent permitted by law, Gold Fields and its directors and officers disclaim all liability for information concerning Harmony included in this document.